UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 6, 2014

Cott Corporation

(Exact name of registrant as specified in its charter)

Canada	001-31410	98-0154711
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6525 Viscount Road Mississauga, Ontario, Canada	L4V1H6

5519 West Idlewild Avenue Tampa, Florida, United States	33634
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:	(905) 672-1900
(813) 313-1800

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On November 6, 2014, Cott Corporation (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with DSS Group, Inc. (the “DSS Group”), Delivery Acquisition, Inc., a wholly owned subsidiary of the Company (the “Merger Sub”) and Crestview DSW Investors, L.P., as the sellers’ representative, pursuant to which the Merger Sub will merge with and into DSS Group at closing, with DSS Group as the surviving corporation (the “Merger”). DSS Group, headquartered in Atlanta, Georgia, provides bottled water, coffee and filtration services to commercial and residential customers across the United States.

The merger consideration is $1.247 billion, payable at closing in cash and through the issuance of Convertible Preferred Shares (as defined below) and Non-Convertible Preferred Shares (as defined below) to the securityholders of DSS Group, subject to adjustment for indebtedness, working capital and other items. Neither DSS Group nor any of its securityholders has a material relationship with the Company and the Merger will not be an affiliated transaction.

The Company has received committed financing from Barclays and Credit Suisse to support the transaction. The Company intends to finance the transaction through a combination of incremental borrowings under the Company’s asset based lending (“ABL”) facility of approximately $175 million, new debt issuance of approximately $615 million, assumption of $350 million of the 10.000% Second-Priority Senior Secured Notes due 2021 issued by DS Services of America, Inc., a wholly-owned subsidiary of DSS Group (the “DSS Notes”) and the issuance of newly-created Series A First Preferred Shares (the “Convertible Preferred Shares”) having an aggregate value of approximately $117 million and newly-created Series B First Preferred Shares (the “Non-Convertible Preferred Shares”) having an aggregate value of approximately $32 million, in reliance on the exemption from registration contained in Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”) and the rules and regulations thereunder. The Company expects to amend the ABL facility in connection with the transaction to increase the amount of borrowings available thereunder.

The Merger Agreement contains representations, warranties, covenants and conditions that the Company believes are customary for a transaction of this size and type, as well as indemnification provisions subject to specified limitations. The closing of the transaction is subject to satisfaction of certain conditions, including receipt of required regulatory approvals and the requisite consent of the holders of the DSS Notes to amend the indenture governing the DSS Notes, but is not subject to any financing condition.

The transaction is expected to close by the end of January 2015. The Merger Agreement is subject to termination if the transaction is not completed on or before February 6, 2015, or such later date as the parties may agree.

Item 3.02	Unregistered Sales of Equity Securities

The information disclosed in Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 3.02 by reference.

Pursuant to the Merger Agreement, upon the closing of the Merger, the Company will issue to the securityholders of DSS Group Convertible Preferred Shares having an aggregate value of approximately $117 million and Non-Convertible Preferred Shares having an aggregate value of approximately $32 million. The issuance of the Convertible Shares and the Non-Convertible Preferred Shares pursuant to the Merger Agreement is being made in reliance on the exemption from registration contained in Section 4(a)(2) of the Securities Act and the rules and regulations thereunder.

At any time following the third anniversary of their issuance, at the option of the holders, the Convertible Preferred Shares will be convertible into shares of the Company’s common shares (the “Common Shares”). The conversion rate will initially be 159.74 Common Shares per $1,000 face value of Convertible Preferred Shares, which is equivalent to a conversion price of approximately $6.28 per Common Share. The conversion rate will be subject to adjustment upon certain events.

The Convertible Preferred Shares and the Non-Convertible Preferred Shares will be created by an amendment to the Company’s Articles of Amalgamation setting forth the rights, preferences and privileges of such shares.

Item 9.01 Financial Statements and Exhibits

(a) Financial Statements of Businesses Acquired

The Company intends to file the financial statements relating to the acquisition described in Item 2.01 above under cover of Form 8-K/A no later than 71 calendar days after the date this Current Report on Form 8-K was required to be filed.

(b) Pro Forma Financial Information

The Company intends to file pro forma financial information relating to the acquisition described in Item 2.01 above under cover of Form 8-K/A no later than 71 calendar days after the date this Current Report on Form 8-K was required to be filed.

(d) Exhibits

Exhibit No.	Description

2.1*	Agreement and Plan of Merger, dated as of November 6, 2014, by and among DSS Group, Inc., Cott Corporation, Delivery Acquisition, Inc., and Crestview DSW Investors, L.P., as the Sellers’ representative.

*	Certain schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The descriptions of the omitted schedules and exhibits are contained within the Purchase Agreement. The Company hereby agrees to furnish a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cott Corporation
(Registrant)

November 7, 2014
	By:	/s/ Marni Morgan Poe
Marni Morgan Poe
Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

2.1*	Agreement and Plan of Merger, dated as of November 6, 2014, by and among DSS Group, Inc., Cott Corporation, Delivery Acquisition, Inc., and Crestview DSW Investors, L.P., as the Sellers’ representative.

*	Certain schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The descriptions of the omitted schedules and exhibits are contained within the Purchase Agreement. The Company hereby agrees to furnish a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request.